Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Movie Star, Inc. on Form S-1 of our report dated May 17, 2007 (except for Note 7, paragraph 6, and Note 13, as to which the date is August 28, 2007) relating to the financial statements of FOH Holdings, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the retrospective change in a method of accounting to conform to Emerging Issues Task Force Topic D-97; Push Down Accounting and the retrospective adjustment for discontinued operations of stores closed in the interim nine-month period ended April 28, 2007), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings ‘‘Selected Historical Consolidated Financial and Other Data,’’ ‘‘Selected Historical Consolidated Financial and Other Data’’ and ‘‘Experts’’ in such Prospectus.

/s/ Deloitte & Touche LLP
Los Angeles, CA
August 28, 2007